                                                                 EXHIBIT 10.10




                            STOCK PURCHASE AGREEMENT

                             FOR THE ACQUISITION OF

                         UNICCO SECURITY SERVICES, INC.


                          DATED AS OF OCTOBER 26, 1998







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                                TABLE OF CONTENTS

ARTICLE 1.  Closing...............................................................................................1
         1.1      Sale and Purchase of Capital Stock..............................................................1
         1.2      Purchase Price..................................................................................1
         1.3      Transfer of Shares..............................................................................1
         1.4      Closing.........................................................................................2

ARTICLE 2.  Representations and Warranties of Purchaser...........................................................2
         2.1      Organization and Standing.......................................................................2
         2.2      Authorization...................................................................................2
         2.3      Consents and Approvals..........................................................................3
         2.4      Brokers' and Finders' Fees......................................................................3
         2.6      Disclosure......................................................................................3

ARTICLE 3.  Representations and Warranties of Seller and Shareholder..............................................3
         3.1      Organization, Good Standing, Power and Authority................................................4
         3.2      Authorization...................................................................................4
         3.3      Consents and Approvals..........................................................................4
         3.4      Ownership of the Shares.........................................................................4
         3.5      Litigation......................................................................................5
         3.6      Power, Authority and Ownership of Shareholder...................................................5

ARTICLE 4.  Representations and Warranties of Shareholder, Seller and the Company.................................5
         4.1      Organization, Good Standing, Power and Authority................................................6
         4.2      Authorization...................................................................................6
         4.3      Consents and Approvals..........................................................................6
         4.4      Charter and Bylaws; Corporate Records...........................................................6
         4.5      Capitalization..................................................................................6
         4.6      Subsidiaries....................................................................................7
         4.7      Financial Statements............................................................................7
         4.8      Undisclosed Liabilities.........................................................................8
         4.9      Absence of Certain Changes and Events...........................................................8
         4.10     Tax Matters.....................................................................................9
         4.11     Title to Personal Property and Condition of Assets.............................................11
         4.12     Material Contracts.............................................................................12
         4.13     Intellectual Property..........................................................................13
         4.14     Employee Matters...............................................................................14
         4.15     Labor Matters..................................................................................16
         4.16     Environmental Matters..........................................................................18
         4.17     Insurance......................................................................................19
         4.18     Permits; Compliance With Law...................................................................19
         4.19     Litigation.....................................................................................19

                                       (i)

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
         4.20     List of Personnel..............................................................................20
         4.21     Transactions With Affiliates...................................................................20
         4.22     Brokers and Finders' Fees......................................................................20
         4.23     Books and Records; Internal Controls...........................................................20
         4.24     Customers......................................................................................21
         4.25     Disclosure.....................................................................................21

ARTICLE 5.  Pre-Closing Covenants................................................................................21
         5.1      Access to Information..........................................................................21
         5.2      Conduct of Business............................................................................21
         5.3      Pre-Closing Activities.........................................................................22
         5.4      Efforts to Consummate..........................................................................23
         5.5      No Shop........................................................................................24
         5.6      Notice.........................................................................................24
         5.7      Performance Bonds..............................................................................24
         5.8      Use of the Name................................................................................25
         5.9      Termination of Certain Vehicles................................................................25
         5.10     Use of Office Space............................................................................25
         5.11     Assumption of Liabilities......................................................................25
         5.12     Releases.......................................................................................25
         5.13     Vesting of Retirement Plans....................................................................26
         5.14     Assignment of Certain Contracts................................................................26
         5.15     Employee Payments..............................................................................26
         5.16     Employment Agreements..........................................................................26
         5.17     Employment Policies............................................................................26
         5.18     Adverse Changes in Condition...................................................................27
         5.19     Supplements to Schedules.......................................................................27

ARTICLE 6.  Conditions to Closing................................................................................27
         6.1      Conditions to Purchaser's Obligations..........................................................27
         6.2      Conditions to Seller's Obligations.............................................................29
         6.3      Materiality Defined............................................................................30

ARTICLE 7.  Additional Agreements................................................................................31
         7.1      Further Assurances.............................................................................31
         7.2      Certain Tax Matters............................................................................31
         7.3      Litigation Support.............................................................................32
         7.4      Noncompetition and Confidential Information....................................................32

ARTICLE 8.  Indemnification......................................................................................35
         8.1      Seller and Shareholder.........................................................................35
         8.2      Purchaser......................................................................................37


                                      (ii)

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
ARTICLE 9.  Modification, Waivers and Termination................................................................39
         9.1      Modification...................................................................................39
         9.2      Waivers........................................................................................39
         9.3      Termination....................................................................................39
         9.4      Effect of Termination..........................................................................40

ARTICLE 10.  Miscellaneous.......................................................................................40
         10.1     Notices........................................................................................40
         10.2     Entire Agreement...............................................................................41
         10.3     Benefits; Binding Effect; Assignment...........................................................41
         10.4     Waiver.........................................................................................41
         10.5     No Third Party Beneficiary.....................................................................41
         10.6     Severability...................................................................................41
         10.7     Expenses.......................................................................................41
         10.8     Headings.......................................................................................42
         10.9     Counterparts...................................................................................42
         10.10    Governing Law..................................................................................42
         10.11    Equitable Remedies.............................................................................42
         10.12    Construction...................................................................................42
         10.13    Knowledge Defined..............................................................................43


                                      (iii)

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made and entered into this 26th day of October, 1998 by and among ARGENBRIGHT SECURITY, INC., a Georgia corporation (referred to herein as "Purchaser"); UNICCO SECURITY SERVICES, INC., a Delaware corporation (the "Company"), USC, INC., a Massachusetts corporation ("Seller"), and UNICCO SERVICE COMPANY, a Massachusetts business trust ("Shareholder");

                              W I T N E S S E T H:

         WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, Shareholder owns all of the issued and outstanding shares of capital stock of Seller;

         WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, Purchaser, Seller and Shareholder desire to make certain representations, warranties and agreements in connection with the sale of capital stock of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE 1.

                                     Closing

         1.1 Sale and Purchase of Capital Stock. On the "Closing Date" (as defined herein), Seller shall sell, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept delivery of, 100 shares of common stock of the Company, par value $1.00 per share (collectively, the "Shares"), which Shares constitute all of the issued and outstanding shares of capital stock of the Company, for a purchase price determined as provided in Section 1.2 hereof.

         1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares will be Twelve Million Dollars ($12,000,000), payable in cash to Seller at the Closing, by wire transfer of immediately available funds to the account or accounts designated by Seller to Purchaser in writing prior to the Closing, or by such other method of payment as is acceptable to the parties.

         1.3 Transfer of Shares. At the Closing, in consideration of Purchaser's delivery of the Purchase Price pursuant to Section 1.2 hereof, Seller shall deliver to Purchaser certificates representing the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, sufficient in form and substance to convey to Purchaser good title to all of the Shares, free and clear of all liens, charges, claims, restrictions, encumbrances, security interests or pledges of any kind whatsoever or any obligations or liabilities (absolute or contingent) (a "Lien").

         1.4 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article 6 hereof, and subject to any extension permitted under clause (y) of Section 9.3(b) hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Posternak, Blankstein & Lund, L.L.P., at 100 Charles River Plaza, Boston, Massachusetts 02114-2723, on such date as may be agreed upon by the parties; provided that such date shall be no later than ten days after the receipt by the parties of confirmation that the waiting periods, if any, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), have expired or been terminated (such date, the "Closing Date"); provided further, however, that at or prior to the Closing, the parties shall make such adjustments as may be necessary to account for the mid-period transfer of payroll, customer receipts and similar items. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

                                   ARTICLE 2.

                   Representations and Warranties of Purchaser

         In order to induce Seller, the Company and Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller and the Shareholder as follows:

         2.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Purchaser is not in default under any provisions of its Articles of Incorporation or bylaws. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business in the manner as now conducted and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on the business, assets, properties, results of operation, financial condition or prospects of Purchaser.

         2.2 Authorization. Except as set forth on Schedule 2.2 hereto, this Agreement and its execution, delivery and performance have been duly authorized by all necessary corporate action on the part of Purchaser and are within its corporate power. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser, enforceable against it in accordance with its terms.

         2.3 Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation (each, a "Law") to which Purchaser is subject, (ii) violate any order, judgment or decree applicable to Purchaser, or (iii) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any agreement, document or other instrument to which Purchaser is a party or by which Purchaser or Purchaser's properties may be bound which would have a material adverse effect on Purchaser's business, assets, properties, results of operation, financial condition or prospects of Purchaser, or the ability of the Purchaser to consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 2.3 hereto, no filing with, and no permit, authorization, consent or approval of, any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal (each, an "Authority") or any other person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government or any agency or political subdivision of any government (each, a "Person") is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement, other than (x) compliance with any applicable requirements of the HSR Act; (y) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (z) compliance with any applicable requirements of state blue sky laws.

         2.4      Brokers' and Finders' Fees. Except as set forth on Schedule
2.4 hereto, neither Purchaser nor anyone acting on its behalf has done anything to cause or incur any liability which would be payable by Seller or the Company to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

         2.5 Purchase for Own Account. Purchaser is purchasing and acquiring the Shares for its own account and without a view to their distribution or resale.

         2.6 Disclosure. None of the representations and warranties by Purchaser in this Agreement and no statement on the part of Purchaser contained in any of the Schedules hereto contains or will contain as to the applicable representation and warranty any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make any of the statements herein or therein, in light of the circumstances under which it was made, not misleading.

                                   ARTICLE 3.

            Representations and Warranties of Seller and Shareholder

         In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Shareholder hereby jointly and severally represent and warrant (other than in the case of Section
3.6 hereof) to Purchaser that, as of the date hereof:

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         3.1      Organization, Good Standing, Power and Authority. Seller is a
corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Seller is not in default under any provisions of its Articles of Organization or bylaws. Seller has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business in the manner as now conducted and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on the business, assets, properties, results of operation, financial condition or prospects of Seller.

         3.2 Authorization. This Agreement and its execution, delivery and performance have been duly authorized by all necessary corporate action on the part of Seller and are within its corporate power. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms.

         3.3 Consents and Approvals. Except as set forth on Schedule 3.3 hereto, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Seller is subject, (ii) violate any order, judgment or decree applicable to Seller, or (iii) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any agreement, document or other instrument to which Seller is a party or by which Seller or Seller's properties may be bound. Except as set forth on
Schedule 3.3 hereto, no filing with, and no permit, authorization, consent or approval of, any Authority or any other Person is necessary for the consummation by Seller of the transactions contemplated by this Agreement, other than (x) compliance with any applicable requirements of the HSR Act; (y) compliance with any applicable requirements of the Exchange Act; and (z) compliance with any applicable requirements of state blue sky laws.

         3.4      Ownership of the Shares.

                  (a) Seller owns good and marketable record title to, and all beneficial interest in, the Shares, and such Shares (i) are validly issued, fully paid and nonassessable, and (ii) except as set forth on
         Schedule 3.4 hereto, are owned by Seller free and clear of any Liens, with no defects of title whatsoever. Other than the Shares described in the foregoing sentence, Seller owns no shares of capital stock of the Company or any other equity security of the Company or any right of any kind to have any such equity security issued.

                  (b) Except as set forth on Schedule 3.4 hereto, Seller has the exclusive right, power and authority to vote the Shares, and is not party to or bound by any agreement affecting or relating to Seller's right to transfer or vote the Shares. There are no proxies outstanding or powers of attorney granted by Seller with respect to any of the Shares.

         3.5 Litigation. There are no actions, suits, claims or proceedings pending or, to the best knowledge of Seller, threatened against or involving Seller or any of Seller's assets or properties by or before any Authority that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against Seller or any of Seller's assets or properties that prohibit or enjoin the consummation of the transactions contemplated hereby.

         3.6 Power, Authority and Ownership of Shareholder. Shareholder represents and warrants that:

                  (a) Shareholder has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against it in accordance with its terms.

                  (b) Except as set forth on Schedule 3.6 hereto, the execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Shareholder is subject, (ii) violate any order, judgment or decree applicable to Shareholder, or
         (iii) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any agreement, document or other instrument to which Shareholder is a party or by which Shareholder or its properties may be bound.

                  (c) Shareholder owns good and marketable record and beneficial title to all of the outstanding capital stock of Seller (the "Seller Stock"), all of which is (i) validly issued, fully paid and nonassessable, and (ii) except as set forth on Schedule 3.6 hereto, free and clear of any Liens, with no defects of title whatsoever. Except as set forth on Schedule 3.6 hereto, Shareholder has the exclusive right, power and authority to vote the Seller Stock.

                                   ARTICLE 4.

      Representations and Warranties of Shareholder, Seller and the Company

         In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Shareholder, Seller and the Company jointly and severally represent and warrant to Purchaser as follows:

         4.1 Organization, Good Standing, Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company is not in default under any provisions of its Certificate of Incorporation or bylaws. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business in the manner as now conducted and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on the business, assets, properties, results of operation, financial condition or prospects of the Company.

         4.2 Authorization. This Agreement and its execution, delivery and performance have been duly authorized by all necessary corporate action on the part of the Company, and are within its corporate power. The Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

         4.3 Consents and Approvals. Except as set forth on Schedule 4.3 hereto, and subject to the exception set forth below, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any agreement, document or other instrument to which the Company is a party or by which the Company or its properties may be bound. Except as set forth on Schedule 4.3 hereto, and subject to the exception set forth below, no filing with, and no permit, authorization, consent or approval of, any Authority or any other Person is necessary for the consummation by the Company of the transactions contemplated by this Agreement, other than (x) compliance with any applicable requirements of the HSR Act; (y) compliance with any applicable requirements of the Exchange Act; and (z) compliance with any applicable requirements of state blue sky laws. Notwithstanding the foregoing, no representation or warranty is given regarding the requirement of any consents or approvals with respect to the ongoing validity or effectiveness of any agreement, document or other instrument or Permit (as defined in Section 4.18 hereof) to which the Company will be a party after the Closing (other than this Agreement and the agreements executed in connection herewith).

         4.4 Charter and Bylaws; Corporate Records. Copies of the Certificate of Incorporation and bylaws of the Company and all amendments thereto as in effect on the date hereof have been delivered to Purchaser and are complete and correct as of the date hereof. The corporate minutes and stock records of the Companies from and after June 28, 1996 have been made available to Purchaser and are complete and correct in all material respects as of the date hereof.

         4.5 Capitalization. The authorized capital stock of the Company consists of 5,000 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding, and 5,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company (x) are duly authorized, validly issued, fully paid and nonassessable, (y) are held of record by Seller, and (z) were not issued in violation of the preemptive rights of any Person or any agreement or Law by which the Company at the time of issuance was bound. Except as disclosed on Schedule 4.5 hereto, (i) no shares of capital stock of the Company are reserved for issuance or are held as treasury shares, (ii) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of the Company; (iii) there are no outstanding contracts or other agreements of Seller, the Company or any other person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company, or securities or obligations of any kind convertible into any shares of the capital stock of the Company; (iv) there are no dividends that have accrued or been declared but are unpaid on the capital stock of the Company; and (v) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company.

         4.6 Subsidiaries. There is no corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company owns or controls, or has since June 28, 1996 owned or controlled, directly or indirectly, more than 50% of the outstanding equity interests.

         4.7 Financial Statements. Attached hereto as Schedule 4.7 are copies of (i) the unaudited balance sheets and statements of income of the Company for the three months ended September 30, 1998 (the "Interim Financial Statements"), and (ii) the unaudited balance sheets and related statements of operations, retained earnings and cash flows of the Company for the years ended June 29, 1997 and June 28, 1998 (the "Annual Financial Statements"). Except as described below, the Interim Financial Statements and the Annual Financial Statements (collectively, the "Financial Statements") (x) are complete and correct in all material respects and have been prepared in accordance with the books and records of the Company, (y) present fairly in all material respects the financial condition of the Company, the results of its operations, and the changes in shareholders' equity and cash flows, as the case may be, as at and for the respective periods then ended, (z) have been extracted from, and are a material component of, the audited financial statements for the consolidated group of which the Company is a member, which such financial statements have been prepared in compliance with generally accepted accounting principles in effect in the United States of America at the time of application thereof applied on a basis consistent with the prior applications of those principles in the financial statements of the Company ("GAAP"), subject to year end adjustments in the case of any interim financial statements. Seller further represents, and Purchaser acknowledges that, due to the fact that the Company is a wholly-owned, indirect subsidiary of Shareholder, the Financial Statements do not reflect (a) allocations for the Company's portion of certain expenses, such as executive management and corporate overhead, information systems (including, without limitation, use of the J. D. Edwards software), litigation support services and other corporate support functions, and (b) use of the Seller Space (as such term is defined in Section

5.10(a) hereof) on a rent-free basis.

         4.8 Undisclosed Liabilities. Except as and to the extent reflected on the Interim Balance Sheet or in Schedule 4.8 hereto, the Company has no material liabilities, commitments or obligations of any nature (whether absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet.

         4.9 Absence of Certain Changes and Events. Except as contemplated by this Agreement or as set forth on Schedule 4.9 hereto, since September 30, 1998:

                  (a) the business of the Company has been operated only in the usual and ordinary course and there has not been:

                           (i) any material adverse change in the financial condition, business, results of operations or prospects of the Company;

                           (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or business prospects of the Company;

                           (iii) any distribution, declaration, setting aside or payment of any dividend, or any other distribution with respect to the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such stock or sale of any such stock by the Company;

                           (iv) any material or unusual increase in the fixed compensation payable to or to become payable by the Company to any officer, key employee or agent of the Company, or in any insurance, pension or other benefit plan, payment, or arrangement made to, for or with any such officers, key employees or agents of the Company;

                           (v) any commission or bonus paid to any such officers, key employees or agents, other than commissions and bonuses paid in the ordinary course of business;

                           (vi) any material change in the operation of the business of the Company or any material transactions entered into, except such changes and transactions occurring in the ordinary course of business and not otherwise required to be disclosed pursuant to this
         Section 4.9; or

                           (vii)    any agreement to do any of the foregoing;

and

                  (b)      the Company has not:

                           (i) purchased, sold or transferred any asset except in the ordinary course of its business;

                           (ii) canceled any debts or waived any claims or rights of substantial value, or sold, transferred or otherwise disposed of, any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event, do not exceed $25,000 individually;

                           (iii) made any capital expenditures or commitments in the ordinary course of business in excess of $50,000 individually, or $100,000 in the aggregate; or

                           (iv) been the subject of or experienced any strike or other work stoppage or concerted slow down or threat thereof, union election or attempted collective bargaining of employees.

         4.10     Tax Matters.

                  (a) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including federal, state, city, county, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which the Company may have any liability imposed by the United States or any state, county, city, country or government or subdivision thereof whether disputed or not, and any charges, interest or penalties imposed by any taxing authority as the result of the failure to file any Tax Return; and (ii) "Tax Return" shall mean any report, return, declaration or other information required to be supplied to a taxing authority, including estimated returns and reports of every kind, in connection with Taxes.

                  (b) Except as otherwise disclosed on Schedule 4.10 hereto: (i) all Tax Returns required to be filed by the Company have been timely and properly filed in accordance with any applicable Law or any applicable extensions, and all such Tax Returns were correct and complete in all respects; (ii) all Taxes, deposits or other payments for which the Company has any liability through the date hereof (whether or not shown on any Tax Return), have been paid in full or are accrued or will be accrued as of Closing as liabilities for Taxes on the books and records of the Company; (iii) the amounts so paid on or before the date hereof, together with any amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable) on the books of the Company and reflected in the Financial Statements (excluding any such liabilities for deferred Taxes established to reflect timing differences between book and tax income) will be adequate based on the tax rates, Laws and regulations in effect on the date hereof to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date; (iv) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed; (v) all deficiencies asserted as a result of any examination of any Tax Return have been paid in full, accrued on the books of the Company, or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (vi) no claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or threatened, and no audit or investigation of any Tax Return is currently underway, pending or threatened; (vii) no Tax Return relating to taxable periods ending on or after December 31, 1996 has been examined or audited by any governmental authorities; (viii) there are no outstanding waivers or agreements by Seller or the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any taxing authority; and (x) to the best of Seller's and the Company's knowledge, there are no liens for Taxes not yet due, nor are there any liens that are pending or threatened.

                  (c) The Company has delivered to Purchaser true and complete copies of all income Tax Returns for the three most recent years for which Tax Returns are due to have been filed.

                  (d) Neither Seller nor the Company has filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (e) No assets of the Company or of any "Related Person," as that term is defined in Section 144(a)(3) of the Code (or Section 103(b)(6)(c) of the Internal Revenue Code of 1954, as amended (the "1954 Code"), whether owned or leased pursuant to a capital lease, have been financed by private activity bonds within the meaning of Section 141 of the Code (or industrial development bonds within the meaning of Section 103(b) of the 1954 Code), and neither the Company nor any Related Person is a "principal user," as that term is used in the context of Section 144(a) of the 1986 Code (or Section 103(b) of the 1954 Code) of any building which has been so financed.

                  (f) Except as disclosed on Schedule 4.10 hereto, the Company is not a party to any written agreement providing for the allocation or sharing of Taxes.

                  (g) Except as disclosed on Schedule 4.10 hereto, the Company has never filed or been included in any combined or consolidated Tax Return with any Person or been a member of an affiliated group, within the meaning of Section 1504 of the Code, filing a consolidated federal income Tax Return, other than a group the common parent of which is Seller.

                  (h) The Company does not have any liability for the Taxes of any person (other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), except as may be assumed by Seller under the Assumption of Liabilities (as defined in Section 5.11 hereof).

         4.11     Title to Personal Property and Condition of Assets.

                  (a) The Interim Balance Sheet of the Company reflects all the real and personal properties presently owned by the Company and used in its business, except for (a) assets acquired or disposed of by the Company in the ordinary course of its business since the date of the Interim Balance Sheet, (b) properties that have been fully depreciated or the cost of which has been expensed by the Company and
         (c) properties leased by the Company. Except as disclosed on Schedule
         4.11 hereto, the Company has good and marketable title to all of its properties, including, without limitation, all properties and assets that are reflected in the Interim Balance Sheet (except properties and assets sold or otherwise disposed of in the ordinary course of business subsequent to the dates of the Interim Balance Sheet), free and clear of all Liens, except liens of current state and local property Taxes not yet due and payable. Except as disclosed on Schedule 4.11 hereto, all properties and assets of the Company are in the possession and control of the Company. To the best knowledge of the Company and Seller, all properties and assets owned, used or occupied by the Company have been used and maintained in a manner consistent with industry practices. To the best knowledge of the Company and Seller, the Company is not in violation of any applicable zoning regulation, ordinance or other Law, order, regulation, restriction or requirement relating to its operations or properties, whether such properties are owned or leased.

                  (b) To the best knowledge of the Company and Seller, the Company enjoys peaceful and undisturbed possession under all leases of personal property under which it operates. There are no existing material defaults, or events that with the passage of time or the giving of notice, or both, would constitute material defaults under any such lease by the Company or, to the best knowledge of the Company and Seller, by any other party to any such lease.

                  (c) Except for leasehold interests and other leased properties and the personal property identified on Schedule 4.11 hereto, and except for assets owned by Shareholder that are not material, either individually or in the aggregate, to the business or financial condition of the Company, there are no assets owned by any third party that are used in the operations of the business of the Company.

                  (d) Without limiting Purchaser's rights under this Agreement, and after taking into account Seller's and Shareholder's disclosures in, and the conveyances by the Company to Seller or Shareholder contemplated by, this Agreement, Seller acknowledges that, upon the Closing, the Company will own, lease or license (and Purchaser thus will indirectly acquire) the furniture, fixtures, equipment (including computer hardware and software, vehicles, office supplies, deposits, prepaids, names, customer lists, contracts, personnel and marketing databases, other intangible assets and other assets used in the ordinary course of business.

         4.12 Material Contracts. Except as set forth on Schedule 4.12 hereto, and except for oral agreements and understandings with Shareholder regarding the matters described in the last sentence of Section 4.7 hereof, the Company is not a party to, or otherwise bound by, any contract or other agreement (whether oral or written):

                  (a) involving amounts payable by or to the Company during any 12-month period of $50,000 or more;

                  (b) that is a management, consultant or employment contract, collective bargaining or other labor or union agreement;

                  (c)      that is a license or franchise contract or agreement;

                  (d) with Seller, with any director or officer of the Company, with any person related to Seller or with any company or other organization in which Seller, any director or officer of the Company, or any person related to Seller has a direct or indirect financial interest;

                  (e) that is a loan, factoring, credit line or subordination agreement or other agreement relating to borrowing of money, extension of credit, or granting of liens or encumbrances;

                  (f) that is a lease of real, personal or mixed property under which the Company is a lessor or lessee;

                  (g) that is a joint venture or other agreement involving sharing of profits;

                  (h) creating a power of attorney empowering any Person to act on behalf of the Company;

                  (i) constituting an offer, bid or proposal binding on the Company that, if accepted, would result in a contract requiring the Company to pay, or by which the Company would receive, in the aggregate, $500,000 or more to or from a single source in any 12- month period;

                  (j) constituting a guaranty, subordination or other similar type of agreement, whether or not entered into in the ordinary course of business;

                  (k)      not made in the ordinary course of business;

                  (l)      that is a minority or set-aside contract;

                  (m) creating a bonus plan or profit sharing plan for any officer, employee or agent of the Company (including, without limitation, any such plans maintained by Seller or Shareholder that cover any employees of the Company);

                  (n) that limits the ability of the Company or any material employee of the Company from engaging in any business in any jurisdiction, or that limits others from competing with the Company;

                  (o) that is an employment or consulting agreement, or that provides for the payment of commissions or royalties of any type; or

                  (p) that is a service, supply or maintenance agreement, open purchase order or other arrangement requiring notice prior to termination.

True and complete copies of all such contracts, agreements and other documents listed on Schedule 4.12 hereto (such contracts, agreements and other documents are hereinafter referred to as "Material Contracts") have been furnished to Purchaser. The Company has complied in all material respects with all its material obligations under each Material Contract and the Company is not in default in any material respect as to any Material Contract. To the best knowledge of the Company and Seller, no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default under any Material Contract, and all Material Contracts are in full force and effect and are enforceable by the Company against all other parties thereto in all material respects.

         4.13     Intellectual Property.

                  (a) Except as set forth on Schedule 4.13(a) hereto, the Company does not own or license any United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor (hereinafter the "Patent and Trademark Rights"). The business of the Company as now conducted, to the best knowledge of the Company and Seller, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks or copyrights of others. The Company does not know of any use by others of any of the Patent and Trademark Rights set forth on Schedule 4.13(a) that would be material to the business of the Company as presently conducted.

                  (b) Schedule 4.13(b) hereto sets forth a true and correct list of (i) all computer software programs licensed to the Company that are material to the conduct of the business of the Company other than "off-the-shelf" software owned by or licensed to the Company (the "Software"); (ii) all agreements relating to Software that is owned by a third party and that the Company is licensed or otherwise authorized to use; and (iii) all agreements relating to the use by third parties of Software that is owned by the Company. The Company owns, or possesses valid license rights to, all Software. There are no infringement suits, actions or proceedings pending or, to the best knowledge of the Company and Seller, threatened against the Company with respect to any Software. To the best knowledge of the Company and Seller, there are no infringement suits, actions or proceedings pending or threatened against the owner of any Software that is owned by a third-party. With respect to Software that is owned by a third-party and that the Company is licensed or otherwise authorized to use, the license, sublicense, agreement or permission covering such Software is (i) legal, valid, binding and enforceable and is in full force and effect and (ii) has not, to the best knowledge of the Company and Seller been breached by the Company or the third-party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's right to use any Software that is owned by a third-party and that the Company is licensed or otherwise authorized to use.

         4.14     Employee Matters.

                  (a) Schedule 4.14(a) hereto contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom stock, severance or termination pay, hospitalization or other health, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to for the benefit of any officer, director, employee or former officer, director or employee of the Company, whether formal or informal and whether legally binding or not (the "Plans"). Schedule 4.14(a) identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") (such plans being hereinafter referred to collectively as the "ERISA Plans").

                  (b) With respect to each of the Plans, the Company has heretofore delivered or made available to Purchaser true and complete copies of each of the following documents:

                           (i) a copy of the Plans and related summary plan descriptions (including all amendments thereto and any trust agreements or other contracts or agreements that are a part of such Plans);

                           (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last three years;

                           (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last three years; and

                           (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code and copies of all other Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation ("PBGC") rulings or determinations with respect to each Plan.

                  (c) No liability under Title IV of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA (an "ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to the Company or an ERISA Affiliate of incurring a liability under such title, other than liability for premiums due the PBGC, which payments have been or will be made when due.

                  (d) Neither the Company, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either any liability under Section 409 or 502(i) or 502(l) of ERISA or a Tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

                  (e) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

                  (f) All of the assets that have been set aside in a trust or insurance company separate account to satisfy any obligations under any Plan are shown on the books and records of each such trust and each such account at their current fair market value as of the most recent valuation date for such trust or account, the fair market value of all the assets so set aside for a Plan as of each such valuation date equals or exceeds the present value of any obligation under such Plan, and the liabilities for all other obligations under any Plan are accurately set forth in the Company's most recent financial statement.

                  (g) Except as disclosed on Schedule 4.14(g), each Plan has been established, maintained and administered in compliance with the terms of such Plan and all applicable laws, and all applicable reporting and disclosure requirements with respect to each Plan have been satisfied on a timely basis, including all such requirements under the Code and ERISA. Except as set forth on Schedule 4.15, no Plan is described in ERISA Sections 3(37), 4(b)(4), 4063 or 4064 or is subject to Code Section 412, and the Company has never maintained or contributed directly or indirectly to (or had an obligation to contribute directly or indirectly to) such a plan. No ERISA Plan that is described in ERISA Section 3(1) provides any benefits after a termination of employment except to the extent such benefits are required to satisfy the minimum requirements under Part 6 of Subtitle B of Title I of ERISA.

                  (h) Except as provided in Schedule 4.14(h) hereto, there are no pending or threatened claims with respect to a Plan (other than routine and reasonable claims for benefits made in the ordinary course of a Plan's operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of the Company, which claims could reasonably be expected to result in any liability to the Company, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the Company's knowledge, has been proposed with respect to any Plan.

                  (i) Except as set forth on Schedule 4.15, the Company has the right pursuant to the terms of each Plan and all agreements related to such Plan unilaterally to terminate such Plan (or its participation in such Plan) or to amend the terms of such Plan at any time without triggering a penalty or an obligation to make any additional contributions to such Plan, and the Company immediately after the Closing shall have the right to unilaterally terminate its participation in each Plan without triggering any penalty or any obligation to make any additional contributions to such Plan.

                  (j) Except as provided in Schedule 4.14(j) hereto, the transactions contemplated by this Agreement will not result in any additional payments, including severance payments, to or benefit accruals for, or any increase in the vested interest of, any current or former officer, employee or director or their dependents under any Plan. The transactions contemplated by this Agreement will not result in any payments to any current or former officer, employee or director of the Company or an ERISA Affiliate that will be subject to Section 280G of the Code.

                  (k) The Company has provided Purchaser with a copy of the Company's policy for providing leaves of absence under the Family and Medical Leave Act ("FMLA") and has complied with the FMLA in all material respects.

                  (l) The Company possess proper verification and authorization documentation on each and every employee of the Company as required by the Immigration and Reform Control Act of 1986.

                  (m) Seller has conducted, or has had conducted in accordance with applicable state law, a thorough criminal conviction check of all employees of the Company (based on the employee's then-present state of residence), and none of such employees had criminal convictions that would prohibit hiring under applicable state law as of the date of such check; provided, however, that where a Material Contract may have a different standard regarding criminal background checks, the Company has complied, in all material respects, with the provisions of such Material Contracts regarding criminal checks.

         4.15 Labor Matters. Except to the extent set forth in Schedule 4.15 hereto: (a) none of the Company's employees are or have been represented by a labor organization that was either National Labor Relations Board ("NLRB") certified or voluntarily recognized or recognized under foreign law; (b) the Company has not been and is not a signatory to a collective bargaining agreement with any labor organization; (c) the Company is not obligated, by any collective bargaining agreement or other agreement, to contribute to any multiemployer pension benefit plan covering employees, retirees and/or beneficiaries; (d) the Company has not conducted negotiations with respect to any future contract with or commitment to any labor union or association and, to the best knowledge of the Company and Seller, there are no current or threatened attempts to organize or establish any labor union or association, (e) no representation election petition filed by employees of the Company is pending with the NLRB and, to the best knowledge of the Company and Seller, no union organizing campaign involving employees of the Company is in progress; (f) no NLRB unfair labor practice charges or litigation are presently pending against the Company or any labor organization representing any of their employees; (g) no grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement, is pending against the Company; (h) no labor dispute, walkout, strike, slowdown, handbilling, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of the Company is in progress and none of the Company's employees have engaged in any such actions at any time since June 28, 1996; (i) no breach of contract and/or denial of fair representation claim is pending against the Company and/or, to the best knowledge of the Company and Seller, any labor organization representing any of its employees; (j) no claim for unpaid wages or overtime or for child labor or record-keeping violations has been filed, threatened, or is pending against the Company under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Federal, state, local or foreign Law; (k) no discrimination and/or retaliation claim is pending, or to the best knowledge of the Company and Seller, threatened against the Company under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA or any other Federal Law or any comparable state or local fair employment practices act or foreign Law regulating discrimination in the workplace and no wrongful discharge, liable, slander or other claim under any state law is pending or threatened which arises out of the employment relationship with respect to any person or the termination of any such relationship; (l) if the Company is a Federal, state or provincial contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanctions or debarment proceeding is pending or has been threatened against the Company with the Office of Federal Contract Compliance Programs ("OFCCP") or any other Federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress; (m) no citation has been issued or is pending before the Occupational Safety and Health Administration ("OSHA") or applicable state plans against the Company, and no notice of contest or OSHA administrative enforcement proceeding involving the Company has been filed or is pending; (n) no material workers' compensation or retaliation claim is pending against the Company, and the Company maintains adequate insurance with respect to workers compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but not reported claims and retroactive insurance premiums, which is accurately set forth in the Financial Statements; (o) no investigation or citation of the Company is outstanding and no enforcement proceeding has been initiated or is pending under Federal or foreign immigration law; (p) the Company has not taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state, provincial, local or foreign plant closing notice Law, and to the extent any liability arises between the date of this Agreement and the Closing Date as a result of employment actions of the Company, the Company will be solely responsible therefor; and (q) the Company has not entered into, nor is it otherwise bound by, any employment contract or severance agreement with any employee of the Company. The proposed terms of the renewal of the collective bargaining contracts between the Company and The General Service Employees Union, Local 73, SEIU, AFL-CIO, CLC (the "Union Contracts") are as set forth on Schedule 4.15 hereto. Except as set forth on
Schedule 4.15 hereto, the Company is in material compliance with all Federal, state, provincial, local and foreign laws respecting employment and employment practices, terms and conditions of employment, wages and hours, is not liable for any arrears or wages or penalties for failure to comply with any of the foregoing, and is not engaged in any unfair labor or unlawful employment practice.

         4.16     Environmental Matters.

                  (a) The Company has not received any written communication from any Person (including any Authority) stating that the Company may be a potentially responsible party under any Environmental Law (as defined in Section 4.16(c) hereof) with respect to any actual or alleged environmental contamination; neither the Company nor, to the best knowledge of the Company and Seller, any Authority, is conducting or has conducted any environmental remediation or environmental investigation that could reasonably be expected to result in liability for the Company under any Environmental Law, including without limitation with relation to properties that are not owned or leased by the Company; and the Company has not received any request for information under any Environmental Law from any Authority with respect to any actual or alleged environmental contamination.

                  (b) Since June 28, 1996, the Company has not received any written communication from any person or entity (including any Authority) stating or alleging that the Company may have violated any Environmental Law, or any permit issued pursuant to any Environmental Law, or that the Company has caused or contributed to any environmental contamination that has caused any property damage or personal injury under any Environmental Law.

                  (c) The Company has provided Purchaser with copies of (i) any material environmental investigation, study, audit, test, review and other analysis in the possession of the Company conducted in relation to the business of the Company or any property or facility now or previously owned, operated or leased by the Company; and (ii) any consent decree, consent order or similar document in force and to which it is a party relating to any property currently owned, leased or operated by the Company.

                  (d) For purposes of this Section 4.16, "Environmental Law" means all applicable state, federal and local laws, regulations and rules, including common law, judgment, decrees and orders relating to pollution, the preservation of the environment, and the release of hazardous substances, toxic or hazardous waste or petroleum or petroleum products as those terms are defined by Environmental Laws.

                  (e) To the best knowledge of the Company and Seller (i) no release of any hazardous substance has occurred on any property owned or leased by the Company, (ii) no underground storage tanks or asbestos containing materials exist on any property owned or leased by the Company, (iii) the Company has all permits and approvals and has filed all notices required to comply with applicable environmental laws, and (iv) the Company has not entered into any consent decree, consent order or other type of agreement with any Person, including any Authority, resulting in any alleged violation of any Environmental Law or any permit issued pursuant to any Environmental Law or to remediate any environmental condition pursuant to any Environmental Law.

         4.17 Insurance. Schedule 4.17 hereto sets forth a complete and correct list of all insurance policies currently in effect that are owned or held by the Company (or that are owned or held by Seller or Shareholder for the benefit of the Company), insuring the products, properties, assets, business and operations of the Company and its potential liabilities to third parties, and all general liability policies maintained by the Company. All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. Schedule 4.17 sets forth a list of all pending claims and the status as of the date of this Agreement of all deductibles with respect to all such policies, and all loss runs, as of the date of this Agreement, with respect to such policies.

         4.18 Permits; Compliance With Law. The Company holds and is in material compliance with all permits, orders, approvals, registrations, authorizations, consents and qualification filings with all Authorities required under applicable Laws in connection with the operation of the business of the Company (collectively, "Permits") and is in material compliance with all material requirements of all applicable Laws. No notice, citation, summons or order has been received by the Company, no complaint has been filed and served on the Company, no penalty has been assessed and no investigation, proceeding or review is pending or, to the best knowledge of the Company and Seller, threatened (i) with respect to any alleged material violation by the Company of any Law or Permit, or (ii) with respect to any alleged failure by the Company to have any Permit. True and correct copies of all Permits relating to Company Activities (as defined in Section 7.4 hereof) is set forth on Schedule 4.18 hereto. No event has occurred or circumstance exists that will (with or without notice or lapse of time) (x) constitute or result in a violation of or a failure to comply with any material term or requirement of any Permit or, to the best knowledge of the Company and Seller, any Law in any material respect, or (y) result in the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Permit.

         4.19 Litigation. Schedule 4.19 hereto sets forth a list and brief description of all material actions, suits, claims or proceedings pending or, to the best knowledge of the Company and Seller, threatened against or involving the Company, or any of its assets or properties, by or before any Authority (including but not limited to all actions involving workers' compensation, employment discrimination, wrongful termination, the Equal Employment Opportunity Commission and general liabilities). There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Company, or any of its assets or properties that prohibit or enjoin the consummation of the transactions contemplated hereby. To the best knowledge of the Company and

Seller, no event has occurred or circumstance exists that may (with or without notice or lapse of time) give rise to or serve as the basis for any material action, suit, claim or proceeding against or involving the Company.

         4.20 List of Personnel. Schedule 4.20 hereto sets forth (i) the name and total base compensation of each officer and director of the Company and each other salaried or hourly administrative employee of the Company, (ii) all commitments or agreements by the Company to increase the wages or modify the conditions or terms of employment of any of its employees, and (iii) a detailed listing of commissions and bonuses paid by, or due from, the Company since June 28, 1998, including amounts accrued through the Closing Date.

         4.21     Transactions With Affiliates. Except as set forth on Schedule
4.21 hereto, and except for oral agreements and understandings with Shareholder regarding the matters described in the last sentence of Section 4.7 hereof, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any officer, director or shareholder of the Company or any of their respective Affiliates (as hereinafter defined). Except as set forth on Schedule 4.21, no Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate. For purposes of this Section 4.21, an "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, (i) "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (ii) "controlling" and "controlled" have meanings correlative to the foregoing.

         4.22     Brokers and Finders' Fees. Except as set forth on Schedule
4.22 hereto, neither Seller nor the Company has employed any broker or finder nor incurred nor will incur any broker's, finder's or similar fees, commissions or expenses payable by Seller or the Company in connection with the transactions contemplated by this Agreement.

         4.23 Books and Records; Internal Controls. Subject to the qualifications set forth in Section 4.7 hereof, the books and records of the Company accurately and fairly reflect the transactions and dispositions of assets of the Company. The Company's system of internal accounting controls is sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

         4.24 Customers. Schedule 4.24 hereto lists the customers of the Company as of the date hereof that (i) are parties to written contracts with the Company that have a remaining term in excess of one year and that do not permit the customer to terminate its obligations to the Company without cause upon the provision of notice to the Company or (ii) the Company's 25 largest current customers (measured in terms of annualized revenues to the Company). All of the aforementioned contracts are included in the Company's Material Contracts. Except as set forth on Schedule 4.24, (i) the Company has not received notice of termination of its agreement with any such customer or the occurrence of an event of default under its agreement that would allow such customer to terminate such agreement, and (ii) there has not been, to the best knowledge of Seller and the Company, with respect to any such customer, a material adverse change in the business relationship with any such customer.

         4.25 Disclosure. None of the representations and warranties by the Company, Seller or Shareholder in this Agreement and no statement on the part of any of the foregoing contained in any of the Schedules hereto contains or will contain as to the applicable representation and warranty any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make any of the statements herein or therein, in light of the circumstances under which it was made, not misleading.

                                   ARTICLE 5.

                              Pre-Closing Covenants

         5.1 Access to Information. From and after the date hereof and until the Closing, Seller will cause the Company (a) to give to Purchaser and Purchaser's authorized representatives reasonable access during normal business hours to its books and records, officers, managers, supervisors, facilities, personnel and accountants, (b) to furnish and make available to Purchaser and its authorized representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the affairs of the Company as Purchaser and its authorized representatives may reasonably request and which is reasonably available to Seller, Shareholder or the Company, and (c) to give Purchaser permission (acting together with a representative of the Company) to contact management and those clients of the Company identified on Schedule 5.1 hereto, and to visit the Company's operating locations and the locations of such clients; provided, however, that the activities of Purchaser and its representatives shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company.

         5.2 Conduct of Business. During the period from the date hereof to the Closing Date, and subject to the provisions of this Agreement, Seller will cause the Company to (a) continue to conduct its business affairs only in the usual and ordinary course of business and in substantially the same manner as previously conducted, (b) maintain, or cause to be maintained in full force and effect, all of its Permits, insurance policies and bank accounts currently held or maintained by the Company, and (c) keep its business and properties substantially intact, including its present operations, physical facilities and relationships with lessors, licensors, suppliers, customers and employees, in a manner consistent with the conduct of business in the ordinary course.

         5.3 Pre-Closing Activities. Except as otherwise required or permitted by this Agreement, as agreed to by Purchaser in writing or as set forth on Schedule 5.3 hereto, prior to the Closing Date, the Company shall not, and Seller shall not take any action to cause the Company, and shall not permit the Company, to:

                  (a) declare or pay any dividend or other distribution on or with respect to any shares of its capital stock or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                  (b) create, incur or assume any indebtedness for borrowed money, assume or become subject to, whether directly or indirectly, by way of guaranty or otherwise, any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due);

                  (c) cause or permit any material damage, destruction or other casualty loss (whether or not covered by insurance) to or affecting the business or assets of the Company;

                  (d) fail to discharge or to satisfy any Lien on any property of the Company or pay or satisfy any claim, obligation or liability (whether absolute, accrued, contingent or otherwise) of the Company when the same shall become due and payable;

                  (e) sell, lease, assign, transfer or otherwise dispose of any property or asset;

                  (f) permit or allow any property or asset of the Company to be subjected to any Lien, or enter into any conditional sale or other title retention agreement with respect to any property or asset;

                  (g) change in any respect the accounting methods or practices followed by the Company;

                  (h) amend or modify in any way its Certificate of Incorporation or bylaws;

                  (i) reclassify, combine, split, subdivide or redeem or otherwise repurchase any capital stock of the Company, or create, authorize, issue, sell, deliver, pledge or encumber any additional capital stock (whether authorized but unissued or held in treasury) or other securities equivalent to or exchangeable for capital stock, or grant or otherwise issue any options, warrants or other rights with respect thereto;

                  (j) acquire or agree to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, partnership interests or assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

                  (k) make any loan or advance (whether in cash or other property), or make any investment in or capital contribution to, or extend any credit to, any Person, except short-term investments pursuant to customary cash management policies;

                  (l) enter into any agreement with any labor union or association representing any employee (other than the Union Contracts with substantially the terms disclosed to the Company in Schedule 4.15), or, other than in the ordinary course consistent with the past practices of the Company, make any wage or salary increase or bonus, agree to the payment of severance to any employee, or increase in any other direct or indirect compensation, for or to any of its officers, directors or employees;

                  (m) enter into, amend, terminate or fail to renew any Material Contract except in the ordinary course of business consistent with past practices;

                  (n) make any payment to Seller or any affiliate of any Seller or forgive any indebtedness due or owing from Seller or any affiliate of Seller to the Company;

                  (o) make any tax election or settle or compromise any tax liability other than in the ordinary course of business, consistent with past practices, and other than an election under Section 338(h)(10) of the Code with respect to the transactions contemplated by this Agreement in accordance with Section 7.2 hereof;

                  (p) fail to perform in all material respects all of its obligations under all Material Contracts (except those being contested in good faith);

                  (q) fail to use all commercially reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by the Company;

                  (r) fail to use all commercially reasonable efforts to continue to collect its accounts receivable in the ordinary course of business and consistent with past practice;

                  (s) fail to prepare and file all Tax Returns or extensions required to be filed by it;

                  (t) institute or amend any employee benefit plan except as may be required by Law, or enter into or modify any written employment arrangement with any individual; or

                  (u) enter into any agreement or commitment to do any of the foregoing.

         5.4 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Laws in order to consummate the transactions contemplated hereby, including, without limitation, (a) obtaining all authorizations, consents and approvals of any Person or Authority that are required for or in connection with the consummation of the transactions contemplated hereby and by the other documents describing the transactions contemplated hereby (collectively, the "Transaction Documents"), including, without limitation, approvals required under the HSR Act, but not including any consents or approvals required by any agreement, document or other instrument or Permit that is excluded from Section 4.3 hereof pursuant to the last sentence thereof, (b) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder as set forth in Article 6, and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Nothing in this Agreement shall be construed as an attempt or an agreement by the Company to assign or cause the assignment of any contract or agreement which is by Law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given. Without limiting the generality of the foregoing, on or prior to the Closing Date, Seller and the Company shall have taken all reasonable steps necessary to cause the assignment or transfer to Purchaser (or, if applicable, to the Company as the wholly-owned subsidiary of Purchaser) of those contracts, agreements and other rights listed on Schedule 5.4 hereto.

         5.5      No Shop. From the date of this Agreement until the earlier of
(i) the Closing Date, or (ii) the termination of this Agreement, Seller shall not, and shall cause the Company and its officers, directors, employees, affiliates and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a sale, merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. Seller shall immediately advise Purchaser of the terms of any written offer, proposal or indication of interest that it or the Company receives or of which it otherwise becomes aware after the date of this Agreement. If either Seller or the Company, its officers, directors, employees, affiliates or agents violate any of the provisions of this Section 5.5, and the transactions contemplated by this Agreement do not close, in addition to other remedies available to Purchaser, Seller shall promptly, on demand, pay and reimburse Purchaser all out-of-pocket and professional fees and expenses incurred by Purchaser or any of its affiliates in connection with this Agreement or any of the transactions contemplated hereby.

         5.6 Notice. The Company shall promptly notify Purchaser of any material change in the normal course of the Company's businesses or in the operation of its properties and of the receipt by the Company of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by the Company of a notice of the institution or the threat of litigation involving the Company, and will keep Purchaser fully informed with respect to such events.

         5.7 Performance Bonds. Seller, Shareholder, the Company and Purchaser shall use their reasonable best efforts to cause the issuer thereof to transfer to Purchaser the performance bonds listed on Schedule 5.7 hereto (the "Performance Bonds"); provided, however, that, at the Closing, Purchaser shall take all steps necessary to substitute its own collateral for any collateral of Seller or Shareholder securing the Performance Bonds.

         5.8 Use of the Name. Seller, Shareholder and the Company will permit Purchaser to use the name "UNICCO Security Services, Inc." in the conduct of its business and the business of the Company through December 31, 1999, all in accordance with the Tradename License Agreement substantially in the form of Exhibit A hereto (the "Tradename License").

         5.9 Termination of Certain Vehicles. Effective no later than the Closing Date, (a) Seller shall have caused the Company to terminate any responsibilities of the Company under the GE Fleet Service Master Lease Agreement (the "Master Lease") with respect to certain vehicles used for personal use, a complete list of which is set forth on Schedule 5.9 hereto (the "Terminated Vehicles"), and (b) Purchaser shall have entered into a new lease agreement for the continued lease by the Company of the remaining Company vehicles under the Master Lease (the "Retained Vehicles"). As of the Closing Date, the Company shall have no obligation or liability with respect to any of the Terminated Vehicles.

         5.10     Use of Office Space.

                  (a) Subject to Seller's receipt of the consent of the applicable landlord, commencing on the Closing Date and continuing through December 31, 1999, Seller will permit the Company to use the office space described in greater detail on Schedule 5.10(a) hereto (the "Seller Space"), on the terms and conditions set forth in a letter agreement substantially in the form of Exhibit B hereto (the "Seller Space Agreement"). Seller shall use its best efforts to (i) obtain the required consents of the applicable landlords, and (ii) continue to lease the Seller Space through December 31, 1999.

                  (b) Commencing on the Closing Date and continuing for a period of 60 days after the Closing Date, the Company will permit Seller to use the office space described in greater detail on Schedule 5.10(b) hereto (the "Company Space"), on the same terms and conditions on which Seller has used the Company Space immediately prior to the date hereof; provided, however, that Seller shall be permitted to use the Company Space free of charge. Seller will use commercially reasonable efforts to vacate the Company Space as soon as possible.

         5.11 Assumption of Liabilities. On or prior to the Closing, Seller shall take all steps necessary to assume or otherwise discharge all outstanding liabilities and obligations of the Company arising or attributable to events occurring prior to the Closing (including, without limitation, those certain letter agreements listed on Schedule 4.20 hereto) (the "Excluded Liabilities"). In connection with the foregoing, at the Closing, Seller shall execute an Assumption of Liabilities Agreement substantially in the form of Exhibit C hereto (the "Assumption of Liabilities").

         5.12 Releases. On or prior to the Closing, Seller shall take all steps necessary to obtain releases on behalf of Seller, Shareholder and the Company in respect of those obligations identified on Schedule 4.3 hereto. In connection with the foregoing, at the Closing, Seller shall deliver copies of such releases (collectively, the "Releases") in form and substance reasonably acceptable to Purchaser.

         5.13 Vesting of Retirement Plans. On or prior to the Closing, Seller agrees to take whatever action is necessary to cause employees of the Company who are participants in Shareholder's 401(k) Plan to terminate their active participation in Shareholder's 401(k) Plan, and to cause Shareholder's 401(k) Plan to permit a distribution to participants of their vested account balances in accordance with Section 401(k)(10)(A)(iii) of the Code in connection with the transactions contemplated by this Agreement (subject to the repayment of any loans from such plans to any such participants to the extent required to be repaid under the terms of Shareholder's 401(k) Plan).

         5.14 Assignment of Certain Contracts. On or prior to the Closing, Seller shall have caused the assignment from the Company or, at the option of Seller, the termination of, those contracts listed on Schedule 5.14 hereto (the "Terminated Contracts"). As of the Closing Date, the Company shall have no obligation or liability with respect to any of the Terminated Contracts.

         5.15 Employee Payments. As soon as is reasonably practicable after the Closing (but in no event later than 30 days after the Closing Date), Seller shall estimate the total amount of vacation pay, sick leave pay and other amounts accrued by, but not paid to (or assumed by Seller under the Assumption of Liabilities), employees of the Company on or prior to the Closing Date (collectively, the "Accrued Pay"), and shall pay to Purchaser, in cash, an amount equal to 50% of such estimated amount (the "Estimated Payment"). On the date one year after the Closing Date, Seller shall pay to Purchaser, in cash, an amount equal to the excess, if any, of (i) any Accrued Pay that has been paid by Purchaser, over (ii) the Estimated Payment; provided, however that Purchaser shall provide Seller with such reasonable documentation as is requested by Seller in connection with such payments by Purchaser. Notwithstanding the foregoing, if Purchaser is not obligated to pay all of the Estimated Payment to employees of the Company (whether because of early termination of such employees or otherwise), Purchaser shall pay to Seller, in cash, on the date one year after the Closing Date, an amount equal to the excess of (x) of the Estimated Payment, over (y) any Accrued Pay that has been paid by Purchaser.

         5.16 Employment Agreements. Each of Seller and Purchaser shall use commercially reasonable efforts to cause each of Stephen P. Ahern, Richard A. Marinaro and David S. Dulaney to enter into employment agreements with the Company (or Purchaser, if applicable), in form and substance reasonably satisfactory to Purchaser.

         5.17 Adverse Changes in Condition. Seller agrees to give written notice promptly to Purchaser upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its affiliates which (i) is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties or financial condition of the Company, (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained in Section 3 or 4 hereof, or
(iii) which is reasonably likely to result in Seller's, Shareholder's or the Company's inability to perform its obligations under this Agreement. Purchaser agrees to give written notice promptly to Seller upon becoming aware of the occurrence of any event or circumstance which is reasonably likely to result in Purchaser's inability to perform its obligations under this Agreement.

         5.18 Supplements to Schedules. From time to time prior to the Effective Time, the Company, Seller, Shareholder and Purchaser will each promptly supplement or amend the respective Schedules that they have delivered pursuant to this Agreement with respect to any matter arising after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Schedules or that is necessary to correct any information in any such Schedules that has been rendered inaccurate by such matter. No supplement or amendment to any such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.1(a) or 6.2(a); provided, however that the disclosure in any such supplement or amendment to the Schedules with respect to any matter occurring after the date hereof (which did not exist on the date hereof) shall not form the basis of a claim for misrepresentation or breach of a representation, warranty, covenant or agreement hereunder.

                                   ARTICLE 6.

                              Conditions to Closing

         6.1 Conditions to Purchaser's Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent, any one or more of which may be waived by Purchaser:

                  (a) Each of the representations and warranties of Shareholder, Seller and the Company set forth in Articles 3 and 4 hereof shall be true and correct in all materials respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, however, that any such representation or warranty that is already qualified by "materiality" shall be true in all respects.

                  (b) Seller and the Company shall have performed and complied in all material respects with the agreements, covenants and obligations required under this Agreement to be performed or complied with by Seller prior to or at the Closing.

                  (c) Each of Seller and the Company shall furnish Purchaser with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.1(a) and (b) hereof.

                  (d) Purchaser shall have received an opinion, dated the Closing Date, of Posternak, Blankstein & Lund, L.L.P., counsel to the Company and Seller, substantially in the form of Exhibit D hereto.

                  (e) The Company shall not have suffered any material adverse change after

         August 23, 1998 in its businesses, prospects, customer contracts, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, operations or results of operations, taken as a whole.

                  (f) Each of the officers and directors of the Company shall have tendered to Purchaser resignation letters in form and substance reasonably acceptable to Purchaser on or prior to the Closing Date, such resignations to be effective at the Effective Time.

                  (g) Seller and the Company shall have obtained all authorizations, consents, waivers and approvals identified on Schedule
         5.4 hereto.

                  (h) All filings that are required to have been made by Seller or the Company with any Authority in order to carry out the transactions contemplated by this Agreement shall have been made; all authorizations, consents and approvals from all Authorities required for Seller or the Company to carry out the transactions contemplated by this Agreement shall have been received; provided, however that nothing herein shall be deemed a requirement that Seller obtain any approvals with respect to the Permits; and all statutory waiting periods in respect thereof shall have expired. There shall be in force no claim, proceeding, action, order or decree by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the transactions contemplated hereby.

                  (i) No proceeding in which Seller or the Company shall be a debtor, defendant or party seeking an order for his or its own relief or reorganization shall have been brought or be pending by or against such person or entity under any United States or state bankruptcy or insolvency Law.

                  (j) Purchaser shall have received a certificate issued by the Secretary of State of the state in which the Company is incorporated and of each state in which the Company is qualified as a foreign corporation, as of a recent date, as to the good standing, non-dissolution or foreign qualification, as applicable, of the Company in such state(s).

                  (k) Seller shall have delivered to Purchaser (i) a copy of the Company's Certificate of Incorporation, as amended to date, certified as of a recent date by the Secretary of State of Delaware, and (ii) all corporate minute books, stock transfer books, blank stock certificates and corporate seals of the Company.

                  (l) Seller and the Company, as appropriate, shall have executed and delivered:(i) an Assumption of Liabilities; (ii) a Tradename License; (iii) if necessary landlord approvals have been obtained, the Seller Space Agreement; (iv) the Transition Agreement, substantially in the form of Exhibit E hereto; (v) the Subcontractor Agreements (x) regarding the contracts identified on Schedule 6.1(l) hereto, substantially in the form of Exhibit F hereto, and (y) with Bell Communications Research, Inc. (together with the contracts listed on Schedule 6.1(l), the "Prime Contracts"), substantially in the form of Exhibit G hereto, subject, in the case of all Subcontractor Agreements, to any changes that are reasonably acceptable to Purchaser and consistent with the Prime Contracts; (vi) the Preferred Provider Agreement (including commission schedule), substantially in the form of Exhibit H hereto; and (vii) the side letter substantially in the form of Exhibit I hereto.

                  (m) Purchaser shall have received the consents and approvals described in Schedules 2.2 and 2.3 hereof.

                  (n) Purchaser shall have received evidence satisfactory to it to the effect that (i) the Terminated Vehicles have been terminated, and (ii) the Terminated Contracts have been terminated or assigned, and, in each case, are of no further force or effect as against the Company.

                  (o) The Company shall have complied with its obligations under Section 5.13 hereof.

                  (p) Seller shall deliver to Purchaser, on behalf of the Company, executed contracts, or renewals thereof, or notifications of renewals thereof, in form and substance reasonably acceptable to Purchaser, between the Company and the parties listed on Schedule 6.1(p) hereto.

                  (q) Seller shall have delivered to Purchaser the Releases, in form and substance reasonably acceptable to Purchaser.

                  (r)      Seller shall have complied with its obligations under
         Section 5.15 hereof.

                  (s) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

         6.2 Conditions to Seller's Obligations. The obligations of Seller and Shareholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent, any one or more of which may be waived by
Seller:

                  (a) Each of the representations and warranties of Purchaser set forth in Article 2 shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, however, that any such representation or warranty that is already qualified by "materiality" shall be true in all respects.

                  (b) Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required under this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

                  (c) Purchaser shall furnish Seller with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and (b) hereof.

                  (d) All filings that are required to have been made by Purchaser with any Authority in order to carry out the transactions contemplated by this Agreement shall have been made; all authorizations, consents and approvals from all Authorities required for Purchaser to carry out the transactions contemplated by this Agreement shall have been received; and all statutory waiting periods in respect thereof shall have expired.

                  (e) There shall be in force no claim, proceeding, action, order or decree by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the transactions contemplated hereby.

                  (f) No proceeding in which Purchaser shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against Purchaser under any United States or state bankruptcy or insolvency Law.

                  (g) Seller shall have obtained the Releases, in form and substance reasonably acceptable to Seller.

                  (h) Seller shall have received the legal opinion of Purchaser's counsel, King & Spalding, substantially in the form of Exhibit J hereto.

                  (i) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

                  (j) Neither Seller nor Shareholder shall have any collateral, letter of credit or other obligation in respect of the Performance Bonds.

                  (k) Purchaser shall have received the consents and approvals described in Schedules 2.2 and 2.3 hereof.

                  (l) Purchaser shall have complied with its obligations under Section 5.9 hereof.

         6.3 Materiality Defined. For purposes of this Article 6, a condition to closing will be considered "material" if, in the aggregate, all adverse conditions applicable to Seller or Purchaser, as the case may be (offset by all beneficial conditions, if any arising since August 23, 1998), equal or exceed $175,000 of operating income.

                                   ARTICLE 7.

                              Additional Agreements

         7.1 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Shares.

         7.2      Certain Tax Matters.

                  (a) Seller will join with Purchaser in making an election under Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1 (and any corresponding elections under any applicable state and local Laws) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder. Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election (including, without limitation, any Tax arising as the result of the recognition of any built-in gain pursuant to the provisions of
         Section 1374 of the Code and any Tax arising as the result of the "recapture" of previously deducted items) and Seller will indemnify Purchaser and the Company from and against any and all damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, losses, expenses and fees (including court costs and reasonable attorneys' fees and expenses), including, as the context may require, any of the foregoing which arise out of or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders or rulings arising out of any failure to pay such Tax.

                  (b) Seller will be responsible for preparing and filing all income or franchise Tax Returns of the Company relating to Tax periods ending on or before the Closing Date. Purchaser will be responsible for preparing and filing the Section 338(h)(10) election (provided that Seller shall provide such written consents and other items required by Seller to make such election) all income and franchise Tax Returns of the Company relating to periods beginning on or after the Closing Date. After the Closing has occurred, Purchaser will cause the Company to provide, or cause to be provided, to Seller, without charge, any information that may reasonably be requested by Seller in connection with the preparation of any Tax Returns relating to pre-Closing Tax periods.

                  (c) The parties hereto agree to cooperate with one another to allocate the Purchase Price in a manner reasonably acceptable to the parties. Such agreed allocation shall be binding on the Seller and Purchaser and their respective affiliates for all purposes (including without limitation, financial accounting purposes, financial and regulatory reporting purposes and tax purposes) and none of the parties or such affiliates shall take for tax purposes any position in any tax return, report, form, declaration or questionnaire that is inconsistent with such allocation.

         7.3 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the parties will cooperate with the contesting or defending party and its or their counsel in the contest or defense, all at the sole cost and expense of the contesting or defending party (except to the extent the contesting or defending party is entitled to indemnification therefor under this Agreement).

         7.4      Noncompetition and Confidential Information

                  (a) Definitions. For the purposes of this Section 7.4, the following definitions shall apply:

                           (i) "Company Activities" shall mean the business of providing commercial security services, including the provision of any armed guard services, protection services, access control, fire and safety administration (as provided by the Company prior to the Closing), and road and highway distress services.

                           (ii) "Confidential Information" shall mean any data or information of the Company, other than Trade Secrets, that is valuable to the Company and not generally known to competitors of the Company.

                           (iii) "Noncompete Period" or "Nonsolicitation Period" shall mean the period beginning the Closing Date and ending on the third anniversary of the Closing Date.

                           (iv) "Territory" shall mean the areas where the Company conduct business as of the Closing Date and surrounding areas into which Purchaser has plans of expanding the business of the Company. The Territory includes areas where customers or actively sought prospective customers of the Company are located. For purposes of reference, such areas include the entire United States.

                           (v) "Trade Secrets" shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  (b) Trade Secrets. Seller and Shareholder shall hold, and shall cause their respective officers, directors, officers, employees and agents (collectively, together with Seller and Shareholder, the "Seller Group") to hold, in confidence at all times after the date hereof, all Trade Secrets, and shall not disclose, publish or make use at any time after the date hereof of (or permit the disclosure, publishing or use by any member of the Seller Group of) Trade Secrets without the prior written consent of Purchaser, or unless required by law or legal proceeding, and then only to the extent so required, and provided that prompt written notice of such disclosure shall be delivered to Purchaser. Nothing in this Agreement shall diminish the Company's or Purchaser's rights regarding the protection of trade secrets pursuant to applicable Law.

                  (c) Confidential Information. Seller and Shareholder hereby agree that during the Noncompete Period, Seller and Shareholder shall, and shall cause the members of the Seller Group to, hold in confidence all Confidential Information and will not (and will not permit members of the Seller Group to) (other than as an employee of or a consultant to the Company or to Purchaser or an affiliate of Purchaser) disclose, publish or make use of Confidential Information without the prior written consent of the Company which is the source of the Confidential Information, or unless required by law or legal proceeding, and then only to the extent so required, and provided that prompt written notice of such disclosure shall be delivered to Purchaser.

                  (d)      Noncompetition.

                           (i) Coverage and Acknowledgment. Seller and Shareholder acknowledge that the Company conducts Company Activities throughout the Territory and that to protect adequately the interest of Purchaser in the business of the Company it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory. Seller and Shareholder further acknowledge that in developing the business of the Company, Seller and Shareholder have developed substantial personal contacts and strong business and personal ties and goodwill within the Territory and that the benefits of these ties and goodwill are an essential factor in Purchaser's acquisition of the Company. Because of the value to Purchaser of these contacts, ties and goodwill, Seller and Shareholder make the covenants in this
                  Section 7.4(d) and Section 7.4(e) below.

                           (ii) Covenant. Seller and Shareholder hereby agrees that they shall not, during the Noncompete Period, directly or indirectly, engage in or have an equity or profit interest in or render services (of an executive, marketing, administrative, financial or consulting nature) to any business that, directly or indirectly, is engaged in the conduct of Company Activities in the Territory. Notwithstanding anything in this Section 7.4(d) to the contrary, nothing contained herein shall prohibit Seller or Shareholder from (A) acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market, (B) performing Company Activities under any contract to the extent the performance of Company Activities under the terms of such contract involves less than 168 permanent man hours per week; (C) performing its obligations under the terms of the Agreement dated October 1, 1996, between Shareholder and General Services Administration; and (D) engaging in any Company Activities if (x) the opportunity to provide such Company Activity was first offered to Purchaser in accordance with the Preferred Provider Agreement and was not accepted by Purchaser, and (y) Seller has used its reasonable best efforts to subcontract such Company Activity (including, without limitation, by offering such Company Activity to subcontractors that are reasonably acceptable to Seller on commercially reasonable terms).

                  (e) Nonsolicitation. Seller and Shareholder hereby agree that they shall not, during the Nonsolicitation Period, in any manner (other than as an employee of or a consultant to the Company or to Purchaser or an affiliate of Purchaser), directly or by assisting others:

                           (i) solicit or attempt to solicit any business from any of the Company's or Purchaser's customers, including actively sought prospective customers, for purposes of providing products or services that constitute Company Activities; or

                           (ii) solicit or attempt to solicit, on Seller's or Shareholder's behalf, or on behalf of any other Person, any employee of the Company (or any employee of Purchaser or its affiliates who was an employee of the Company immediately prior to the Closing) while such Person is employed by the Company, Purchaser or its affiliates.

                  (f) Severability. If a judicial determination is made that any of the provisions of this Section 7.4 constitutes an unreasonable or otherwise unenforceable restriction against Seller or Shareholder, the provisions of this Section 7.4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, Seller, Shareholder and Purchaser hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.4 and to apply the provisions of this Section 7.4 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provision of this Section 7.4 is determined not to be specifically enforceable, Purchaser shall nevertheless be entitled to recover actual monetary damages as a result of the breach of such provision by Seller and/or Shareholder.

                                   ARTICLE 8.

                                 Indemnification

         8.1      Seller and Shareholder

                  (a) Indemnity. Seller and Shareholder shall, jointly and severally, defend and indemnify Purchaser and hold the Purchaser wholly harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Damages") that Purchaser or the Company incurs as a result of, or with respect to:

                           (i)      any inaccuracy in or breach of any
                  representation, warranty, covenant or agreement by or on behalf of Shareholder, Seller or the Company contained in this Agreement or contained in any certificate, agreement or document of Shareholder, Seller or the Company delivered to Purchaser in connection with the consummation of the transactions contemplated hereunder;

                           (ii) any direct costs or expenses associated with any arbitration award in the Bell Atlantic union dispute (including, without limitation, any legal fees, back benefits or back pay owed, but not including any consequential losses resulting therefrom);

                           (iii) the Excluded Liabilities (including, without limitation, the Terminated Contracts, Terminated Vehicles, and any liability incurred in respect of any EEOC claims or other litigation relating to events occurring prior to the Closing
                  Date);

                           (iv) any liabilities for Taxes levied on or calculated based upon the revenues or income of the Company and payable by the Company on or after the Closing Date with respect to any taxable period ending on or prior to the Closing Date (treating any taxable period that begins before and ends after the Closing Date as if such taxable period had ended on the Closing Date), to the extent such liabilities exceed any reserves for Tax liabilities on the Financial Statements.

                  (b) Claims. In the event that Purchaser shall receive written notice of any claim or proceeding against Purchaser or the Company that, if successful, might result in a claim under Section 8.1(a) by Purchaser, Purchaser shall give Seller prompt written notice of such claim or proceeding and shall permit Seller to participate in the defense of, or, at Seller's option, to assume the defense of, such claim or proceeding by counsel of Seller's own choosing and at the sole cost and expense of Seller. If Seller assumes the defense of such claim, Seller shall keep Purchaser informed of the progress of the claim, and shall consult with Purchaser in good faith regarding actions to be taken in respect of such claim; provided, however, that if, in the reasonable opinion of Purchaser, Seller does not diligently pursue the defense of such claim, Purchaser shall be entitled to take over the defense of such claim at the sole cost and expense of Seller, including, without limitation by hiring counsel of Purchaser's own choosing for the defense of such claim. Seller will not settle any such claim without the prior written consent of Purchaser; provided, however that if Purchaser elects not to accept such settlement, Purchaser may elect to continue the defense of such claim at the sole cost and expense of Purchaser; provided further, however, that (i) if the liability in respect of such claim as finally determined is greater than the liability that would have resulted from the acceptance of the settlement in question, Seller shall only be liable in respect of such claim for the amount of such settlement, plus costs and expenses through the date of such settlement; and (ii) if the liability in respect of such claim as finally determined is less than the liability that would have resulted from the acceptance of the settlement in question, Seller shall promptly reimburse Purchaser, in cash, for any costs and expenses incurred by Purchaser (including without limitation reasonable legal expenses) in respect of the pursuit of such claim; provided, however that Seller shall not be obligated to pay or reimburse Purchaser for amounts in excess of the amounts Seller would have been required to pay had such settlement been accepted. Within ten business days of the final determination of the merits and amount of such claim (after the expiration of all applicable appeal periods), Seller shall pay to Purchaser immediately available funds in an amount equal to the claim as so determined.

                  (c) Time to Assert Claim. Except as otherwise provided in this Section 8.1(c), the representations and warranties of Seller, Shareholder and the Company shall survive until June 30, 2000, and any claim for indemnification by Purchaser under Section 8.1(a)(i) hereof shall be asserted by written notice to Seller on or before such date. On June 30, 2000, any matters as to which a claim has been asserted under Section 8.1(a)(i) shall continue to be covered by Section 8.1(a)(i) until finally terminated or resolved. It is specifically acknowledged and agreed to that the foregoing time limitation shall not be applicable with respect to a claim for indemnification based upon the breach or inaccuracy of a representation, warranty, covenant or agreement contained in Sections 3.1 (Seller's Organization, Good Standing, Power and Authority), 3.2 (Authorization), 3.4 (Consents and Approvals), 3.5 (Ownership of the Shares), 3.6 (Power, Authority and Ownership of Shareholder), 4.1 (the Company's Organization, Good Standing, Power and Authority), 4.2 (Authorization), 4.5 (Capitalization), 4.10 (Tax Matters), 4.14 (Employee Matters), 4.22 (Brokers), 5.11 (Assumption of Liabilities), 5.12 (Releases), 5.13 (Vesting of Retirement Plans), 5.14 (Assignment of Certain Contracts),
         5.15 (Employee Payments), 7.2 (Certain Tax Matters), 7.4 (Noncompetition and Confidential Information), 8.1(a)(ii), 8.1(a)(iii) or 8.1(a)(iv) (the "Seller Surviving Matters") and there shall be no time limit for any claim for indemnification for Seller Surviving Matters; provided, however that such time period shall not be construed as any attempted extension or waiver of any applicable statute of limitations.

                  (d) Limitations on Liability. Notwithstanding any implication to the contrary contained herein, Seller and Shareholder shall have no liability with respect to the breach of any representation, warranty, covenant or obligation to be performed or complied with under the Agreement or with respect to any indemnification under Section 8.1(a) hereof, until the total amount of all Damages with respect to such matters exceeds $100,000 (including costs, expenses and liabilities incurred by Purchaser that would not be considered "material" under the terms of Articles 3 and 4 hereof), and then only for amounts by which such Damages exceed $100,000; provided, however, that the foregoing limitation shall not apply to any Damages in respect of accounts payable, accrued wages, accrued taxes, other accruals in accordance with GAAP, taxes payable, workers' compensation claims (including incurred but not recorded claims), pension plan claims, outstanding debt, and any claims described on Schedules 4.17 (loss runs only), 4.19 and 4.22 hereof. Furthermore, Seller and Shareholder shall have no liability with respect to any of the foregoing for amounts in excess of $12,000,000 in the aggregate. Notwithstanding the foregoing, nothing contained herein shall limit Seller's or Shareholder's liability under this Agreement to the extent such liability results from fraud or wilful misconduct of Seller or Shareholder.

                  (e) Limitation on the Scope of Indemnification. Notwithstanding the foregoing, Purchaser will not be entitled to indemnification with respect to punitive damages, except in the case of fraud or wilful misconduct by Seller or Shareholder. Any indemnification amounts payable by Seller or Shareholder to Purchaser under this Section 8.1 shall be calculated after giving effect to (i) any proceeds (net of retro-premium adjustments and other expenses) actually received by Purchaser from insurance policies covering the Damage that is the subject of such claim for indemnity; and (ii) the actual recognized tax benefit (taking into account the timing of the receipt of such benefit) resulting from the Damage that is the subject of such claim for indemnity. For purposes of this Section 8.1(e), an actual recognized tax benefit is an actual reduction in taxes payable or a refund of taxes previously paid after taking into account the tax impact of any indemnification from Seller or Shareholder.

         8.2      Purchaser.

                  (a) Indemnity. Purchaser shall defend and indemnify Seller, and hold Seller wholly harmless from and against any and all Damages that Seller or Shareholder incurs as a result of, or with respect to,

                           (i)      any inaccuracy in or breach of any
                  representation, warranty, covenant or agreement by or on behalf of Purchaser contained in this Agreement or contained in any certificate, agreement or document of Purchaser delivered to Seller in connection with the consummation of the transactions contemplated hereunder; or

                           (ii) any liability of the Company relating to the business of the Company conducted on or after the Closing, including, without limitation, any liability arising with respect to the use of the name "UNICCO Security Services, Inc." by Purchaser and the occupance of the Seller Space by Purchaser.

                  (b) Claims. In the event that Seller or Shareholder shall receive written notice of any claim or proceeding against Seller or Shareholder that, if successful, might result in a claim under Section 8.1(a) by Seller or Shareholder, Seller shall give Purchaser prompt written notice of such claim or proceeding and shall permit Purchaser to participate in the defense of, or, at Purchaser's option, to assume the defense of, such claim or proceeding by counsel of Purchaser's own choosing and at the sole cost and expense of Purchaser. If Purchaser assumes the defense of such claim, Purchaser shall keep Seller informed of the progress of the claim, and shall consult with Seller in good faith regarding actions to be taken in respect of such claim; provided, however, that if, in the reasonable opinion of Seller, Purchaser does not diligently pursue the defense of such claim, Seller shall be entitled to take over the defense of such claim at the sole cost and expense of Purchaser, including, without limitation by hiring counsel of Seller's own choosing for the defense of such claim. Purchaser will not settle any such claim without the prior written consent of Seller; provided, however that if Seller elects not to accept such settlement, Seller may elect to continue the defense of such claim at the sole cost and expense of Seller; provided further, however (i) if the liability in respect of such claim as finally determined is greater than the liability that would have resulted from the acceptance of the settlement in question, Purchaser shall only be liable in respect of such claim for the amount of such settlement, plus costs and expenses through the date of such settlement; and (ii) if the liability in respect of such claim as finally determined is less than the liability that would have resulted from the acceptance of the settlement in question, Purchaser shall promptly reimburse Seller, in cash, for any costs and expenses incurred by Seller (including without limitation reasonable legal expenses) in respect of the pursuit of such claim; provided, however that Seller shall not be obligated to pay or reimburse Purchaser for amounts in excess of the amounts Seller would have been required to pay had such settlement been accepted. Within ten business days of the final determination of the merits and amount of such claim (after the expiration of all applicable appeal periods), Seller shall pay to Purchaser immediately available funds in an amount equal to the claim as so determined.

                  (c) Time to Assert Claim. Except as otherwise provided in this Section 8.2(d), any claim for indemnification by Seller under
         Section 8.2(a) hereof shall be asserted by June 30, 2000. Any matters as to which a claim has been asserted under Section 8.2(a) on or June 30, 2000 shall continue to be covered by Section 8.2(a) until finally terminated or resolved.

                  (d) Limitations on Liability. Notwithstanding any implication to the contrary contained herein, Purchaser shall have no liability with respect to the breach of any representation, warranty, covenant or obligation to be performed or complied with under the Agreement or with respect to indemnification under Section 8.2(a) hereof, until the total amount of all Damages with respect to such matters exceeds $100,000, and then only for amounts by which such Damages exceed $100,000. Furthermore, Purchaser shall have no liability with respect to any of the foregoing for amounts in excess of $12,000,000 in the aggregate. Notwithstanding the foregoing, nothing contained herein shall limit Purchaser's liability under this Agreement to the extent such liability results from fraud or wilful misconduct of Purchaser.

                  (e) Limitation on the Scope of Indemnification. Notwithstanding the foregoing, neither Seller nor Shareholder will be entitled to indemnification with respect to punitive damages, except in the case of fraud or wilful misconduct by Purchaser. Any indemnification amounts payable by Purchaser to Seller or Shareholder under this Section 8.2 shall be calculated after giving effect to (i) any proceeds (net of retro-premium adjustments and other expenses) actually received by Seller or Shareholder from insurance policies covering the Damage that is the subject of such claim for indemnity; and (ii) the actual recognized tax benefit (taking into account the timing of the receipt of such benefit) resulting from the Damage that is the subject of such claim for indemnity. For purposes of this
         Section 8.2(e), an actual recognized tax benefit is an actual reduction in taxes payable or a refund of taxes previously paid after taking into account the tax impact of any indemnification from Purchaser.

                                   ARTICLE 9.

                      Modification, Waivers and Termination

         9.1 Modification. The parties hereto may, by mutual consent, amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

         9.2 Waivers. Purchaser, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of Seller or Shareholder or waive compliance by Seller or Shareholder with any of the covenants or conditions of Seller and Shareholder contained herein, and Seller, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of Purchaser or waive compliance by Purchaser with any of the covenants or conditions of Purchaser contained herein.

         9.3 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to the Closing as follows:

                  (a) by Purchaser and Seller by mutual written consent at any time;

                  (b) by Purchaser by giving written notice to Seller at any time (i) in the event Seller has breached any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, Purchaser has notified Seller of the breach and the breach has continued without cure for a period of ten days after the notice of breach, or (ii) if Purchaser reasonably determines in good faith that there will be any change in the Company's relationships with its customers after the date of this Agreement that will have a material adverse effect (as such term is defined in Section
         6.3 hereof) on the Company's ongoing business; provided, however, that the receipt by Purchaser or Seller of any oral or written notice to the effect that any customer intends to terminate or put to bid any Material Contract, the loss of which would result in a "material adverse effect" as defined in Section 6.3 hereof, shall be grounds for termination for purposes of this Section 9.3), or (iii) subject to satisfaction of the conditions to Closing set forth in Sections 6.1(s) and 6.2(i) hereof, if the Closing shall not have occurred on or before December 1, 1998 (unless the failure results (x) primarily from Purchaser itself breaching any representation, warranty, covenant or agreement of Purchaser contained in this Agreement; or (y) from an inability of Seller to satisfy the conditions to Closing set forth in Sections 6.1(g), (n),
         (o), (p) or (q) hereof, in which event this Agreement shall not terminate, and the Closing shall be delayed until such time as such condition or conditions shall be satisfied; provided, however, that any delay in the Closing pursuant to this clause (y) shall not extend beyond January 31, 1999);

                  (c) by Seller by giving written notice to Purchaser at any time (i) in the event Purchaser has breached any representation, warranty, covenant or agreement of Purchaser contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of ten days after the notice of breach, or (ii) subject to satisfaction of the conditions to Closing set forth in Sections 6.1(s) and 6.2(i) hereof, if the Closing shall not have occurred on or before December 1, 1998 (unless the failure results primarily from (x) Seller or Shareholder breaching any of their respective representations, warranties, covenants or agreements contained in this Agreement), or (y) an inability to satisfy the conditions to Closing set forth in Section 6.2(l) hereof, in which event this Agreement shall not terminate, and the Closing shall be delayed until such time as such condition or conditions shall be satisfied; provided, however, that any delay in the Closing pursuant to this clause (y) shall not extend beyond January 31,
         1999); or

                  (d) by Seller or by Purchaser at any time prior to the Closing Date if the Closing shall violate any order, decree or judgment of any court or any Authority having competent jurisdiction.

         9.4 Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.3 hereof, all rights and obligations of the parties hereunder shall terminate without liability of any party to any other party; provided, however, that the provisions of this Section 9.4 and Section
10.7 shall remain in full force and effect.

                                   ARTICLE 10.

                                  Miscellaneous

         10.1 Notices. Any notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and, except as otherwise specified in writing, shall be given by personal delivery, facsimile transmission, FedEx (or other similar courier service) or by registered or certified mail, postage prepaid, return receipt requested (a) if to Purchaser, c/o AHL Services, Inc., 3353 Peachtree Road, N.E., Suite 1120, North Tower, Atlanta, Georgia 30326, Attention: David L. Gamsey, Telecopy No.:
404-267-2231; with a copy to: King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303-1763, Attention: Russell B. Richards, Telecopy No.: 404- 572-5100; and (b) if to Seller or Shareholder, c/o UNICCO Service Company, Four Copley Place, Boston, Massachusetts 02116, Attention: George A. Keches, CFO; with a copy to: Posternak, Blankstein & Lund, L.L.P., 100 Charles River Plaza, Boston, Massachusetts 02114-2723, Attention: Noel Posternak, or to such other addresses as any party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 10.1) to the other. Notice by registered or certified mail shall be effective three days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.

         10.2 Entire Agreement. This Agreement (including the Annex and all of the Schedules and Exhibits attached hereto) constitutes the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to thereto. Annex I hereto lists all of the Schedules and Exhibits to this Agreement.

         10.3 Benefits; Binding Effect; Assignment. This Agreement shall be for the benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior approval of the other party; provided, however, that (i) before the Closing is effected, Purchaser may (A) assign any or all of its rights and interests hereunder to one or more of its affiliates, and (B) designate one or more of its affiliates to perform its obligations hereunder (but in any or all of such cases Purchaser shall nonetheless remain responsible for the performance of all of its obligations hereunder), and (ii) after the Closing is effected, any or all of the rights and interests of Purchaser hereunder (A) may be assigned to any purchaser of substantially all of the assets of Purchaser, (B) may be assigned as a matter of law to the surviving entity in any merger of Purchaser, and (C) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to Purchaser in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

         10.4 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

         10.5 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

         10.6 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         10.7 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, all legal, accounting and other costs and expenses incurred in connection with this Agreement and any of the transactions contemplated hereby on behalf of Purchaser shall be borne and paid by Purchaser (including without limitation fees incurred in respect of any HSR filings made by Purchaser in respect of the transactions contemplated by this Agreement), and all such costs and expenses incurred on behalf of the Company or Seller shall be borne and paid by Seller whether or not included in the Interim Financial Statements (including, without limitation fees incurred in respect of any HSR filings made by Seller or Shareholder in respect of the transactions contemplated by this Agreement).

         10.8 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement. Unless otherwise specified, all references to Articles, Sections, Exhibits and Schedules are references to Articles, Sections, Exhibits and Schedules of this Agreement.

         10.9 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

         10.10 Governing Law. This Agreement will be governed by and construed in accordance with the domestic Laws of the State of Georgia, without giving effect to any choice of Law or conflicting provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the Laws of any jurisdiction other than the State of Georgia to be applied. Notwithstanding the foregoing, any suit for the enforcement of this Agreement may be brought in the courts of the Commonwealth of Massachusetts or the State of Georgia, and all parties consent to the jurisdiction of such courts and to the service of process in any such suit being made upon any party by mail at its address set forth above.

         10.11 Equitable Remedies. The parties agree that the assets and business of the Company as a going concern constitute unique property and that there is no adequate remedy at law for the damage which any party might sustain for failure of the other parties to consummate the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the consummation of the transactions described in this Agreement. Further, Seller hereto acknowledges and agrees that Purchaser would not have an adequate remedy at law in the event any of the provisions of Sections 7.2 and 7.4 of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, each of the parties hereto agrees that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of Sections 7.2 and 7.4 of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court of competent jurisdiction, in addition to any other remedies which may be available to it. Neither rescission nor reformation of this Agreement shall be available as a remedy to any of the parties hereto.

         10.12 Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

         10.13 Knowledge Defined. The terms "to the best knowledge of the Company and Seller" or any similar phase used in this Agreement means the knowledge of a responsible officer of the Company or Seller, after making appropriate inquiries into the matter in question.


                      - SIGNATURES ON THE FOLLOWING PAGE -

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                       PURCHASER:

                                       ARGENBRIGHT SECURITY, INC.



                                       By: /s/ David L. Gamsey
                                          --------------------------------------
                                       Title:
                                             -----------------------------------

                                       THE COMPANY:

                                       UNICCO SECURITY SERVICES, INC.



                                       By: /s/ Steven C. Kletjian
                                          --------------------------------------
                                       Title:
                                             -----------------------------------


                                       SELLER:

                                       USC, INC.



                                       By: /s/ Steven C. Kletjian
                                          --------------------------------------
                                       Title: President
                                             -----------------------------------





                  - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                                       SHAREHOLDER

                                       UNICCO SERVICE COMPANY



                                       By: /s/ Steven C. Kletjian
                                          --------------------------------------
                                       Title: Chief Executive Officer
                                             -----------------------------------

                                     ANNEX A

                             EXHIBITS AND SCHEDULES



EXHIBITS
         EXHIBIT A         -       Tradename License Agreement

         EXHIBIT B         -       Seller Space Agreement

         EXHIBIT C         -       Assumption of Liabilities Agreement

         EXHIBIT D         -       Posternak, Blankstein & Lund, L.L.P. Opinion

         EXHIBIT E         -       Transition Agreement

         EXHIBIT F         -       Subcontractor Agreement

         EXHIBIT G         -       Bell Communications Research Subcontractor Agreement

         EXHIBIT H         -       Preferred Provider Agreement

         EXHIBIT I         -       Side Letter

         EXHIBIT J         -       King & Spalding Opinion


SCHEDULES

         SCHEDULE 2.2      -       Purchaser Authorization

         SCHEDULE 2.3      -       Consents and Approvals of Purchaser

         SCHEDULE 2.4      -       Brokers' and Finder's Fees (Purchaser)

         SCHEDULE 3.3      -       Consents and Approvals of Seller

         SCHEDULE 3.4      -       Ownership of the Shares of the Company

         SCHEDULE 3.6      -       Power, Authority and Ownership of Shareholder of Seller

         SCHEDULE 4.3      -       Consents and Approvals of the Company

         SCHEDULE 4.5      -       Capitalization of the Company

         SCHEDULE 4.7      -       Financial Statements

         SCHEDULE 4.8      -       Undisclosed Liabilities

         SCHEDULE 4.9      -       Absence of Certain Changes and Events

         SCHEDULE 4.10     -       Tax Matters

         SCHEDULE 4.11     -       Title to Personal Property and Condition of Assets

         SCHEDULE 4.12     -       Material Contracts

         SCHEDULE 4.13(a)  -       Intellectual Property

         SCHEDULE 4.13(b)  -       Software

         SCHEDULE 4.14(a)  -       Employee Benefits

         SCHEDULE 4.14(g)  -       ERISA Requirements

         SCHEDULE 4.14(h)  -       Plan Claims

         SCHEDULE 4.14(j)  -       Additional Payments

         SCHEDULE 4.14(k)  -       FMLA Employees

         SCHEDULE 4.15     -       Labor Matters (including Union Contracts)

         SCHEDULE 4.17     -       Insurance Policies

         SCHEDULE 4.18     -       Permits; Compliance with Law

         SCHEDULE 4.19     -       Litigation

         SCHEDULE 4.20     -       List of Personnel

         SCHEDULE 4.21     -       Transactions with Affiliates

         SCHEDULE 4.22     -       Brokers' and Finders' Fees (Seller)

         SCHEDULE 4.24     -       Customers

         SCHEDULE 5.1      -       List of Customers to be Contacted

         SCHEDULE 5.3      -       Pre-Closing Activities

         SCHEDULE 5.4      -       Assigned Agreements

         SCHEDULE 5.7      -       Performance Bonds

         SCHEDULE 5.9      -       Terminated Vehicles

         SCHEDULE 5.10(a)  -       Seller Space

         SCHEDULE 5.10(b)  -       Company Space

         SCHEDULE 5.14     -       Terminated Contracts

         SCHEDULE 6.1(1)   -       Subcontractor Agreements

         SCHEDULE 6.1(p)   -       Renewed Contracts